EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 19, 2012 relating to the consolidated financial statements (before the retrospective adjustments to the financial statements described in Note 28) (not presented herein) of Turquoise Hill Resources Ltd. and subsidiaries (“Turquoise Hill Resources Ltd.”) (formerly Ivanhoe Mines Ltd.) for the year ended December 31, 2011 appearing in Amendment No.1 to the Annual Report on Form 40-F of Turquoise Hill Resources Ltd. for the year ended December 31, 2012 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP
Independent Registered Chartered Accountants
Vancouver, Canada November 14, 2013